EXHIBIT 99.1

Lucas Energy Announces
Letter of Intent for New Joint Venture

For Immediate Release

HOUSTON, TEXAS - (GlobeNewswire) March 1, 2010 Lucas Energy, Inc. (NYSE Amex - LEI) an independent oil and gas company (the Company ) based in Houston, Texas, today announced that the Company has entered into a Letter of Intent for a new joint venture with a large, privately owned, oil and gas company. The Letter of Intent is nonbinding, subject to completion of a purchase and sale agreement which is anticipated to be completed prior to the end of the

Company s fiscal year, March 31, 2010.

The purpose of the proposed joint venture is the development of the Eagleford Shale properties owned by Lucas Energy, Inc. in Gonzales County, Texas. The joint venture partner will acquire an 85% working interest in the deep rights, including the Eagleford Shale formation. Lucas will retain a 15% working interest. The joint venture does not include any producing wells or current production sale at closing. The joint venture is estimated to provide Lucas with $1.00 per share in cash and other considerations.

William A. Sawyer, President and CEO of Lucas Energy, said This is a major move toward the development of our Eagleford Shale properties. It will, also, provide us cash for future activities, including paying off our bank debt. For more information on this and other activities of the Company, see the Lucas Energy web site www.lucasenergy.com.

Forward-Looking Statement

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words expects, projects, plans, feels, anticipates and certain of the other foregoing statements may be deemed forward-looking statements. Although Lucas

Energy believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this press release. The Company s complete filings with the Securities and Exchange

Commission are available at http://www.sec.gov

Contacts:
Lucas Energy, Inc.
(713) 528-1881
Michael Brette,J.D. [mikebrette@gmail.com]
Mike King [mike@princetonresearch.com]